MASON STREET ADVISORS, LLC

NORTHWESTERN MUTUAL SERIES FUND, INC.

NORTHWESTERN MUTUAL INVESTMENT MANAGEMENT COMPANY, LLC

PERSONAL TRADING POLICY

Applicability: All persons designated as Access Persons of MSA, Series Fund and NMIMC	Amended and Restated: January 1, 2020
Regulatory Authority: Rule 204A-1 of the Investment Advisers Act Rule 17j-1 of the Investment Company Act Rule 10b-5 of the Securities Exchange Act	Contacts: Managed Investments Compliance Colleen McCarthy (665-1279) Derek Petersen (665-7242) Brian Johnson (665-8507) Mike Conmey (665-3487)

Terms that appear in bold italics are defined in Appendix A.

I.	Introduction

A.	Purpose and General Principle

This Personal Trading Policy (“Policy”) applies to, and has been adopted by, Mason Street Advisors, LLC (“MSA”), Northwestern Mutual Series Fund, Inc. (“Series Fund”) and Northwestern Mutual Investment Management Company, LLC (“NMIMC”).1 It contains rules about owning and trading securities for your personal benefit. It is designed to aid in the prevention and detection of personal securities transactions that might be viewed as fraudulent or might conflict with the interests of Clients. It is based on the principle that MSA, Series Fund and NMIMC, and their respective officers, directors and employees, owe a fiduciary duty of undivided loyalty to their Clients and shareholders. As such, you have an obligation to conduct yourself in accordance with the following fiduciary principles:

●	You have a duty to place the interests of Clients first;
●

You have a duty to attempt to avoid actual and potential conflicts of interests between your personal activities and the activities of Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest;

●	You must not take inappropriate advantage of your position;
●	You must disclose any known actual or potential conflicts between your interests and the interests of Series Fund, MSA, NMIMC, The Northwestern Mutual Life Insurance Company (“NM”) or Clients; and

1 Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) require investment companies and investment advisers to adopt written codes of ethics that are reasonably designed to prevent employees and certain other persons from engaging in personal securities transactions in violation of these Rules.

●	You must comply with all applicable securities laws.

Persons subject to this Policy face inherent conflicts of interest when trading in securities for their personal accounts. You may have access to information about Client securities holdings, transactions, or other relevant information which you may be able to exploit for your own benefit. You may also have access to material nonpublic information about the companies with which MSA or NMIMC invests or does business, or is considering investing or doing business. Misuse of such information is a violation of your job responsibilities, your fiduciary obligations to Clients and the federal securities laws.

Those individuals covered by this Policy are responsible for reading and understanding their obligations in order to comply with the Policy. If you have any questions regarding the Policy or your obligations and duties, you should contact the Managed Investments Compliance Department (“Compliance Team”) for assistance.

Because no set of rules or procedures can anticipate every possible situation, it is essential that you follow the terms of this Policy not just in letter, but in spirit as well.

B.	Persons Subject to the Policy

This Policy applies to all directors, officers and full-time, part-time and temporary employees of the Series Fund, MSA and NMIMC. The Policy is also applicable to any other person who the Chief Compliance Officer (“CCO”) determines to treat as subject to the Policy because of their status, the functions they perform or the information they obtain or have access to. Those subject to the Policy are considered Access Persons.

As indicated throughout the Policy, Independent Directors, Independent MSA Directors and Off-Shore Contractors may be exempt from certain provisions or may have different requirements or restrictions. A table summarizing the applicability of various provisions of the Policy can be found in Appendix B.

It is your responsibility to seek out the advice of a member of the Compliance Team if you have any questions regarding the applicability of this Policy to you and/or to any particular circumstances.

C.	Compliance with the Policy

Compliance with the Policy is a condition of employment for each Access Person, and any violation of the Policy may result in disciplinary action including, but not limited to warnings, disgorgements, suspensions, demotions and termination of employment or other association with the Series Fund, MSA or NMIMC. You are responsible for reading, understanding and observing the Policy, keeping in mind that the interests of the Series Fund and other MSA and NMIMC Clients must be placed first even in a circumstance that is not covered by a specific provision.

You are also responsible for reporting violations of the Policy to a member of the Compliance Team listed above.2 All reports will be treated confidentially to the extent permitted by law. Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Policy.

II.	Securities and Accounts Subject to This Policy

Note: A Quick Guide to Reporting Personal Securities Transactions can be found in Appendix C. This Policy applies to all Reportable Securities in which you have a Beneficial Ownership. The concept of Beneficial Ownership is broader than that of outright ownership. A “Beneficial Ownership Summary” can be found in Appendix D.

A.	Reportable Securities

You are required to file periodic reports of all holdings and transactions in Reportable Securities in which you hold Beneficial Ownership. Securities considered Reportable Securities and those not included as Reportable Securities are summarized below. See the Quick Guide to Reporting Personal Securities Transactions in Appendix C and contact the Compliance Department if you have any questions about what securities are to be reported.

Reportable Securities:

●	Common and preferred stock
●	Debt securities
●	ETFs
●	Closed end funds
●	Reportable Funds
●	Any put, call straddle, option or privilege on any security or any group or index of securities and any security future, or any other investments contract
●	Variable products (variable annuities and variable life policies) including those issued by NM
●	Any other instrument considered a “security” under Federal Securities Laws not excluded from the definition

Securities Not Subject to Reporting:

●	Direct obligations of the U.S. Government and futures on U.S. Treasurys

●	Bankers acceptances, bank CDs, commercial paper, High Quality Short-Term Debt Instruments and shares issued by money market funds

●	Shares issued by open-end “mutual funds” (other than ETFs and Reportable Funds)

●	Unit investment trusts that are exclusively invested in one or more open-end funds (none of which are Reportable Funds)

●	Futures based on an index consisting of 30 or more underlying securities

2 Alternatively, reports may be submitted through the Ethics Resource Center of NM to help ensure anonymity. The Ethics Resource Center’s telephone number is 866.663.8427 (866-NMETHICS).

●	Currencies, futures on currencies and crypto currencies (but investment vehicles investing in crypto currencies are reportable)

Please note the foregoing is only a summary. Not every possible instrument can be included above or in Appendix C, especially as instruments and investments, as well as regulatory guidance, changes. Please consult with the Compliance Team if you have any questions.

B.	Beneficial Ownership

Anyone who is in a position to benefit from the gains or income from, or who controls, an account, transaction or security is considered to have Beneficial Ownership. The Beneficial Ownership Summary in Appendix D has been prepared to provide you with guidance about the types of accounts, transactions and securities subject to this Policy. You should refer to it for additional information.

C.	Independent Directors

Independent Directors may be subject to special procedures relating to acknowledgments and certifications as determined by the CCO from time to time.

Beneficial ownership is meant to encompass a broad range of situations and interests and goes beyond outright ownership. If you have any question as to whether an account, transaction or security is subject to this Policy, you should contact a member of the Compliance Team.

III.	Prohibited and Limited Transactions

A.	Initial Public Offerings and Limited Offerings

Access Persons (except Independent Series Fund Directors) are required to obtain approval from the CCO or his/her designee before they acquire, directly or indirectly, securities in an Initial Public Offering or securities in a Limited Offering. Limited Offerings (Private Placements) are offerings exempt from registration under specific private offering and investor exemptions provided in the Securities Act of 1933. Private placements are not traded on an exchange and are legally permitted to be sold only to either institutional investors or individuals with specific characteristics, such as high-net worth and financially sophisticated individual investors.

B.	Front-Running

You are prohibited from knowingly trading before a contemplated transaction by or for a Client in order to take advantage of, or avoid changes in, market prices effected by Client transactions in a Reportable Security.

C.	Scalping

You are prohibited from purchasing (or selling short) a Reportable Security (or its economic equivalent) with the intention of recommending that the security be purchased (or sold) for a Client for the purpose of supporting, increasing or protecting the price of the security for your benefit, rather than the benefit of the Client. This activity is prohibited even if you do not realize a profit from the transaction.

D.	Blackout Periods

You are prohibited from engaging in a transaction in a Reportable Security when you know or should have known that at the time there is either a pending “buy” or “sell” order in the same or related security or instrument for any Client.3

Further, employees of MSA and NMIMC shall not knowingly personally trade a security within seven calendar days before or three calendar days after a Client account. In addition, employees of MSA and NMIMC shall not personally trade a security within 3 days after a Client account. In practice, this means:

●	Refraining from personally trading any Reportable Securities you believe any Client accounts might wish to trade within the next seven calendar days.
●	Delaying personal trades in any Reportable Securities that Clients have traded until at least the 4th calendar day after the most recent trade by the Client account.
●

Contacting the Compliance Team promptly when deciding to make or recommend a portfolio trade for a Client account you manage[4] in any security you have personally traded within the past seven calendar days (but do not refrain from making a trade that is appropriate for the Client even if you have traded the security personally).

The black-out period exemptions described in Section VI (D)(2) apply. However, it is a violation of this Policy to use knowledge of actual or potential Client trades to benefit yourself or others.

E.	Limit Orders

Access Persons that are subject to the pre-clearance provisions of this Policy generally should avoid placing “good until cancelled” orders or any limit orders other than a “same-day” limit order. Such orders can cause inadvertent pre-clearance violations. See Section V for additional information.

F.	Prohibition on Excessive Personal Trading Activity

You are prohibited from engaging in a pattern of investment transactions that either are so frequent as to potentially impact your ability to carry out your assigned responsibilities, gives rise to conflicts or perceived conflicts with the best interest of any Clients, or uses company resources for personal gain.

Trading information is monitored and your manager and/or the MSA or NMIMC boards may be notified of trading that could be considered excessive.

3 This black-out period does not apply to personal security transactions that are effected pursuant to an Automatic Investment Plan (with the exception of the initial Automatic Investment Plan transaction and transactions that override any such program).

4 You are considered to “manage” an account if you have the authority to enter purchase/sale orders for the Client or are involved in formulating securities recommendations for the Client.

G.	Short-Term Trading – The 30-Day Profit Rule

1.

General Rule. Access Persons (except Independent Directors and Off-Shore Contractors) are prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 30 calendar days. Profiting in contravention of the 30-Day Profit Rule may result in the disgorgement of the profit. Repeated profits in contravention of the Rule may result in other actions deemed appropriate by the CCO.

A last-in, first-out methodology is used for determining compliance with this Rule and for disgorgement calculation purposes. In effect, the 30-Day Profit Rule “clock” restarts each time the Access Person trades in that security. Securities transactions that are effected pursuant to an Automatic Investment Plan are not considered for determining compliance with this Rule and for disgorgement calculation purposes (with the exception of the initial Automatic Investment Plan transaction and transactions that override any such program).The rule applies regardless of the Access Person’s other holdings of the same security (e.g., in different accounts) or whether the Access Person has split his/her holdings into tax lots. Multiple positions will not be netted to determine an overall gain or loss in options on the same underlying security expiring on the same day.

The application of the 30-Day Profit Rule can be complicated in certain situations such as short sales and options transactions. You are encouraged to discuss with the Compliance Team these types of transactions and others where the application of the Rule may not be readily ascertainable before entering into the transaction.

The rule prohibits, for example, profiting from short sales of a security within 30 days of the purchase of the underlying security. The closing of a position (including exercise) in an option or contract on any security other than an index will result in a 30-Day Profit Rule violation if the position was opened within the 30-day window and the closing transaction results in a gain.

Keep in mind it may be a violation of the Policy if derivatives or other similar transactions are used   to circumvent the Rule or other provisions of the Policy.

See Subsection (I) below for additional restrictions on derivatives transactions.

2.	Exceptions. The 30-Day Profit Rule does not apply to:

●	Broad-based ETFs;
●	Options on broad-based ETFs;
●	Transaction in futures, other than security futures;
●	Reportable options on securities which are not reportable (for example, options on currencies and options on indices);
●	Variable products and Reportable Funds
●	Non-reportable securities;
●	Trading within a 30-day period if you do not realize a profit and you do not violate any other provisions of this Policy;
●	Transactions by Independent Directors

●	Transactions by Off-Shore Contractors (see Section IV (G)); and
●	Transactions in qualifying non-control accounts (see Section IV (F)).

Transaction pre-clearance procedures do not check compliance with the 30-Day Profit Rule when considering a trading request. You are responsible for determining before entering a pre-clearance request that the trade will not result in a profit in contravention of the 30-Day Profit Rule and, when submitting a pre-clearance request, you will be asked to certify to that effect.

H.	Trade Restricted Securities List

The Compliance Team maintains and periodically updates a Restricted List applicable to both MSA and NMIMC. The Restricted List contains certain securities that may not be traded by Access Persons. The Restricted List is not generally distributed to employees, but requests to purchase or sell any security on the Restricted List will be denied. Keep in mind you may not be able to exit a position if the security is on the Restricted List regardless of when you acquired it.

I.	Derivative Transaction Restrictions

In addition to the restrictions on transactions related to derivative transactions elsewhere in this Policy, transactions in derivatives, including options, are prohibited unless the expiration of the instrument is at least 30 days after the transaction. The general effect of this restriction will prohibit opening a position in the front-month contracts. If the front-month contract expires 30 days or more after the transaction, you may transact in the front-month contract, subject to the other restrictions and terms of this Policy. This restriction does not apply to Independent Directors or Off-Shore Contractors. Access Persons should remember that it is a violation of this Policy if derivative transactions are used in a manner to do something indirectly that the Policy prohibits if conducted directly.

J.	Prohibition on Insider Trading

You are reminded that you are prohibited from (a) trading, either in securities in which you hold a Beneficial Interest or for the accounts of the Series Fund, other Clients or others, while in possession of material non-public information, or (b) communicating material non-public information to others, in either case in violation of the law or the applicable insider trading policy. Please refer to the applicable MSA and/or NMIMC Insider Trading Policy and Guidelines for Managing Investment-Related Information for additional information and instructions about the prohibitions on insider trading.

K.	Hedge Funds, Investment Clubs and Partnerships

Access Persons (except Independent Directors) are not permitted to participate in hedge funds, investment clubs, partnerships or other similar investment vehicles unless approved in advance by the CCO (or his/her designee). Any approval will be conditioned upon an assessment of the specific facts and circumstances, including whether the Access Person has any direct or indirect influence or control over trading for such vehicle, and may require subjecting all the underlying securities or commodity trading in the vehicle to this Policy, including the Policy’s pre-clearance and reporting requirements, as applicable.

L.	Additional Restrictions for Officers and Directors of the Series Fund and Officers and Directors of MSA

1.

Officers and Interested Directors of the Series Fund and Officers and Directors of MSA: You are prohibited from owning directly or indirectly (other than through a pooled investment vehicle that is not controlled by you or a member of your Immediate Family), any interest in a sub-advisor of any of the Series Fund Portfolios, or any of the sub-advisor’s affiliates, except for (a) ownership of less than 1% of the outstanding securities of any class of equity or debt of a publicly traded company that is either a sub-advisor or an entity that Controls, is Controlled by, or is under common Control with, a sub-advisor, or (b) ownership of interests in MSA or any entity that Controls, is Controlled by, or is under common Control with MSA. Note that the foregoing, among other things, prohibits investments in the private securities of any class of equity or debt of a publicly traded company that is either a sub-advisor or an entity that Controls, is Controlled by, or is under common with, a sub-advisor. A current list of the publicly traded and private affiliates of each of the sub-advisors (as identified by the sub-advisors) may be obtained from the Law Department.

2.

Independent Series Fund Directors. Independent Series Fund Directors are prohibited from holding ANY direct or indirect beneficial interest in a sub-advisor or any entity controlling the sub-advisor in order to continue to be considered non-interested.

IV.	Reporting Requirements

Note: A “Quick Guide to Reporting Personal Securities Transactions,” which summarizes the types of accounts and transactions that are reportable under the Policy can be found in Appendix C. In addition, a “Beneficial Ownership Practical Summary” can be found in Appendix D.

A.	General Information

Access Persons are given access to the PTA System. You are required to submit your certifications, holdings, transactions and pre-clearance requests using the PTA System, in such form and manner as directed by the Compliance Team.

B.	Initial and Annual Policy Certification

Upon becoming an Access Person, and annually thereafter, you are required to submit a written certification acknowledging (i) receipt of a copy of this Policy, and (ii) your agreement to comply with the Policy for as long as you are deemed to be an Access Person. You are also required to submit a written certification acknowledging receipt of a copy of any amendments to the Policy.

C.	Account Reporting and Other Obligations

1.

Accounts Subject to Reporting. Certain security related accounts are subject to reporting under this Policy. To determine whether an account is reportable, consider the following questions. If you answer “yes” to BOTH, the account is reportable.

a.	Is the account one of the following:

●	A brokerage account, including NMIS accounts.
●	Any other type of account (such as an employee stock option plan account, employee stock purchase plan account, or 401(k) account, or a 529 Plan account for your children) in which you have the ability to hold or trade Reportable Securities (see Section II (A) regarding what securities are reportable), regardless whether or not the account holds reportable securities.

●	Account holding a variable product (including an NM variable annuity or variable life policy).

b.	Are any of the following true:

●	You beneficially own the account (See Appendix D for details).
●	The account is beneficially owned by a member of your household (such as a spouse, or any parent, sibling or child who lives with you)
●	The account is controlled by you

2.

Account Reporting Requirements. Within 10 days after becoming an Access Person, and promptly upon opening any new accounts described above, you are required to report all such accounts that hold any Reportable Securities in which you hold Beneficial Ownership, or in which you have the ability to hold Reportable Securities. Independent Series Fund Directors are exempt from this requirement. Remember this includes NMIS accounts, if any.

You should not add any accounts directly in the PTA System. Please contact the Compliance Team to have accounts added.

3.

Approved Brokers. All new brokerage accounts must be opened with an approved broker. See Exhibit E for a list of approved brokers. New brokers are added periodically so you should contact the Compliance Team for the most current list. In addition, all new Access Persons must agree to move their existing brokerage account(s) to one of the approved brokers within 45 days of their start date. Approved brokers are those that have incurred the expense and effort to establish electronic delivery of account information directly into the PTA System. Accounts with certain brokers located outside of the U.S. may be permitted for Off-Shore Contractors (see Subsection (G) below).

In rare cases, if you make a request that includes acceptable reasons for an exception, you may be permitted to maintain a reportable account at a broker not on the approved broker list. Any approvals will not be effective until confirmed in writing by the Compliance Team. Any such approvals may be revoked at any time and in those instances you will be provided a reasonable amount of time to close and move the account(s) to an approved broker. Keep in mind, if an exception is granted, you will be responsible for manually inputting all required holdings and transaction activity in the PTA System and be responsible for reconciling that information with the brokerage statements you obtain from the non-approved broker.

4.

Electronic Feeds; Duplicate Statements and Confirmations. Regarding each reportable account, you must arrange for the delivery to the Compliance Team of details regarding the transactions and holdings in the accounts, as summarized below:

a.

Approved Brokers. You must give written consent to the broker, dealer or bank to authorize their electronic transmission of account activity (confirmations and statements) to the Compliance Team. You should contact the Compliance Team and work with them to execute the appropriate forms and set up the automatic feeds. Independent Series Fund Directors are exempt from these requirements.

b.

Non-Approved Brokers for Which the Compliance Team Has Granted an Exception: In order for your duplicate statements to be sent to the Compliance Team by your broker, you must complete and sign a form (so-called 407 letter), which you must request from, and which will be provided to you by, the Compliance Team. You will need to provide the address or fax number for your broker in the 407 letter. The Compliance Team will then contact your broker by mail/fax, requesting copies of your monthly/quarterly statements. Statements will then be sent directly to the Compliance Team within 30 days after the end of each calendar quarter. If the broker fails to deliver duplicate statements, or if such statements do not contain all the information required to be reported, you will be required to provide this information directly to the Compliance Team. Independent Series Fund Directors are exempt from these requirements.

c.

Issuers, Employers, Variable Products and Others. As noted above, in some cases the account(s) required to be reported are maintained by an issuer, employer or other entity (such as employee stock purchase plans, 401(k) plan, 529 plans). These firms typically are not set up to provide duplicate statements. In those instances, you are required to provide this information directly to the Compliance Team via duplicate statements or other appropriate documentation, within 30 days after the end of each calendar quarter. Variable products may or may not be held in a brokerage account. You should contact the Compliance Team for instructions on how to report or arrange for reporting of account and transaction information for these products.

You are required to input the transaction and holdings data into PTA in situations where the data is not electronically fed to PTA by your broker.

Regarding electronic transmission of trade data into PTA, errors can occur (or the feeds may be interrupted) in the electronic transmissions to, or processing within, the PTA System. You should review all data carefully, and correct/supply any necessary trading information, in PTA before certifying.

It is important to note and keep in mind, you are responsible to ensure and certify that the information provided by the broker, issuer, employer and others is accurate, timely and complete, notwithstanding the electronic transmission of holdings and transaction data from the broker to the PTA System, and/or your delivery to or the receipt of duplicate trade confirmations and monthly/quarterly statements from brokers and others by the Compliance Team.

5.

Account Closing/Transfers. You are required to promptly notify the Compliance Team when you or your Immediate Family, close/transfer an existing Reportable Securities account. You must provide the date the account was closed/transferred. The Compliance Team will then update the PTA System appropriately and will contact the approved broker to request that the electronic delivery of the account data be terminated.

D.	Initial and Periodic Holdings Reports

You are required to submit a report through the PTA System of all Reportable Securities you directly or indirectly hold Beneficial Ownership (i) no later than ten (10) days after becoming an Access Person and (ii) annually thereafter. Holdings information must be current as of a date no more than 45 days prior to the date you become an Access Person for the initial report, and no more than 45 days prior to the date each subsequent annual report is submitted. Independent Series Fund Directors are exempt from these requirements. Remember: while transactions pursuant to an Automatic Investment Plan are not subject to quarterly reporting as discussed below in Section IV (E)(2), your annual holdings report must reflect the results of those transactions on your holdings.

E.	Transaction Reports

1.

General Requirements. Within 30 days after the end of each calendar quarter, you are required to report all transactions in Reportable Securities in which you directly or indirectly held or acquired a Beneficial Ownership during the quarter through the PTA System. This includes transactions in all Reportable Securities, including those exempt from pre-clearance under Section V. Independent Series Fund Directors are exempt from this requirement. [5]

2.

Automatic Investment Plans. Transactions effected under an Automatic Investment Plan (other than the initial Automatic Investment Plan transaction and transactions that override any such program) are exempt from transaction reporting. However, the Reportable Securities acquired or sold pursuant to those transactions are required to be reflected in the annual holdings report. Independent Series Fund Directors are exempt from these requirements.

You are responsible to ensure that the information in the PTA System is accurate, timely and complete, before certifying, notwithstanding (i) the electronic transmission of holdings and transaction data from the broker to the PTA System, and/or (ii) your delivery to or the receipt of duplicate trade confirmations and monthly/quarterly statements from brokers and others by the Compliance Team.

3.

Northwestern Mutual Variable Products. Contact the Compliance Team for instructions on how to report transactions involving NM Variable Products and the Reportable Funds that are investment options in those products when required. Independent Series Fund Directors are exempt from this requirement.

F.	Exceptions for Non-Control (Discretionary) Accounts

Discretionary accounts over which neither you (nor an Immediate Family Member) exercises investment discretion or have direct or indirect influence or control over the account, but over which you designate an investment manager, are subject to the reporting requirements described in this Section IV. However, if approved by the Compliance Team, these accounts are not subject to Section V’s pre-clearance requirements, and Section III’s blackout and 30-Day Profit Rules. You will be required to

5 Unless he or she knew, or in the ordinary course of fulfilling his/her official duties as Series Fund director should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, the Series Fund purchased or sold the Reportable Security, or the Series Fund or its investment adviser considered purchasing or selling the Reportable Security.

certify initially upon becoming an Access Person and/or upon opening a new account you believe qualifies as a non-control account, and annually thereafter, that you did not exercise control over the account, did not suggest, direct or influence purchases or sales of specific investments (or refraining from specific purchases or sales) and did not consult with the third-party discretionary manager as to the particular allocation of specific investments to be made in the account(s). You may also be asked to obtain certifications from the firms or individuals accepting discretionary authority over such accounts. You must promptly notify the Compliance Team of any changes made to the authorities or restrictions on any non-control account so a determination can be made if the account continues to qualify.

An exception to the requirement to report and/or provide duplicate confirms and statements for non- control accounts may be available. Contact the Compliance Team to discuss alternatives, which may include, among other things, additional certifications from the firms or individuals accepting discretionary authority over such accounts acknowledging their understanding and acceptance of the restrictions applicable to such accounts.

G.	Exceptions for Off-Shore Contractors

Access Persons who are considered Off-Shore Contractors may generally maintain accounts with certain brokers outside the U.S. Off-Shore Contractors are subject to the reporting requirements described in this Section IV, and must enter all reportable trades into the PTA System within 30 days after each quarter-end. However, transactions in securities not traded on U.S. exchanges in non-U.S. brokerage accounts are exempt from the 30-Day Profit Rule described in Section III (G) and the pre-clearance requirements described in Section V. Transactions in Initial Public Offerings and Limited Offerings are not included in this exception and are subject to pre-clearance requirements. Off-Shore Contractors are not required to provide duplicate brokerage statements.6

An Off-Shore Contractor is deemed to be the beneficial owner of, and required to report transactions in, securities held by members of his/her Immediate Family, living in his/her household only if the Access Person (i) has or shares in the opportunity, directly or indirectly, to profit or share in the profit derived from the family member’s transaction or security, or (ii) has the ability to influence, direct or control the family member’s investments.

V.	Pre-Clearance Requirements

Note: A “Quick Guide to Reporting Personal Securities Transactions,” which summarizes the types of investments and accounts that require pre-clearance, can be found in Appendix C.

A.	Pre-Clearance Process

Unless an exemption is available in Subsection C below, you are required to pre-clear each transaction in a Reportable Security by entering the details of the proposed transaction into the PTA System. You should take care to assure that the pre-clearance request identifies Limited Offerings or Initial Public Offerings where appropriate so that such requests can be routed to the Compliance Team for review. You will be notified by the PTA System when the request has been approved or denied.

6 While not required, such Access Persons may be asked to use reasonable efforts to cause any non-U.S. brokerage firm at which they maintain an account to deliver duplicate brokerage statements to the Compliance Team, or to deliver duplicate brokerage statements to the Compliance Team themselves.

In some instances, pre-clearance requests may take time to review so please plan your transaction activities accordingly. If the system notifies you that your request has been denied, you may contact a member of the Compliance Team to discuss the circumstances regarding the denial.

B.	Approval Period

Generally, a pre-clearance approval is good from the day the preclearance is granted to the close of business the following day; provided, however, the CCO (or his/her designee) may shorten or rescind any approval if he or she determines it is appropriate to do so. You are required to submit another pre-clearance request for transactions that are not executed within the approval period.

C.	Exemptions from Pre-Clearance Requirements

The following persons, securities and transactions are exempt from the pre-clearance requirements. In addition, the CCO or his/her designee may grant an exemption from pre-clearance from time to time for certain Reportable Securities or transactions if he or she determines, based on the facts and circumstances, that pre-clearance is appropriate and is consistent with the purposes and objectives of the Policy.

You may pre-clear any transaction even if exempt from preclearance requirements. You may want to do that in situations where it is not clear if an exemption is available or otherwise out of an abundance of caution.

1.

Access Persons Exempt from Pre-Clearance Requirements. Independent Directors and Off-Shore Contractors are generally exempt from the pre-clearance requirements of this Section. However, Independent MSA and NMIMC Directors and Off-Shore Contractors must pre-clear transactions in Limited Offerings and Initial Public Offerings.

2.	Reportable Funds. This includes variable products for which Reportable Funds are among the investment options.

3.	Exchange Traded Funds (ETFs)

4.	Municipal Securities

5.

Reportable Securities Based on a Market Index. Reportable Securities whose value is based upon the value or changes in value of a broad-based market index (defined as an index consisting of 30 or more underlying securities) or whose value is based upon the value of a commodity.

6.	Non-Control Accounts. Transactions in approved Non-Control Accounts (see Section IV (F)).

7.	Non-Volitional Transactions. Reportable Securities that are acquired or disposed of without the discretion as to time or amount including, for example, (i) securities acquired through stock splits,

reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations generally involving all holders of the same class of securities, (ii) an involuntary sale as the result of a company exercising a call provision on its outstanding debt, (iii) assignments of options or exercises of options at expiration, and (iv) exercises of in-the-money options by your brokerage firm on the day prior to expiration.

8.	Rights Issuances and Similar Plans. Acquisitions of securities through and stock acquired through the exercise of rights that are issued pro rata to all holders of the same class of securities.

9.

Employer Stock Option Plans. Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan. The sale of securities received from such plans must be pre-cleared.

10.

Tender Offers for All Shares. Transactions pursuant to a bona fide tender offer made for any and all outstanding securities held by holders of the same class of securities. However, tender offers for less than all outstanding securities of a class must be pre-cleared.

11.

Charitable Donations of Reportable Securities. Transactions in Reportable Securities that are gifted to charitable organizations are exempt from all trading restrictions, subject to prior CCO approval.

VI.	Pre-Clearance Standards

A.	General

Pre-clearance requests for proposed transactions will only be approved if it is determined that, considering all of the facts and circumstances, the transaction is consistent with the provisions of this Policy.

No individual authorized to approve pre-clearance requests may approve a pre-clearance request involving a Reportable Security in which he or she has Beneficial Ownership.

B.	Compliance with Insider Trading Policies

In connection with requesting pre-clearance of a personal securities transaction, you are reminded of your obligation to adhere to NMIMC, MSA and NM policies with respect to material and non-public information. Please refer to the NMIMC and MSA Insider Trading Policy and Guidelines for Managing Investment-Related Information and each entity’s respective Guidelines for Business Conduct. When submitting a pre-clearance request, you will be asked to certify you are not aware of any material, non-public information regarding the security you intend to buy or sell.

C.	Duties of Access Persons

This Policy is based on the principle that MSA and NMIMC, and their respective officers, directors and employees, owe a fiduciary duty of undivided loyalty to their Clients. As such, you have an obligation to conduct yourself in accordance with the fiduciary principles described in Section I of the Policy. By requesting pre-clearance, and/or effecting transactions not subject to pre-clearance, you are deemed to be representing that the proposed or contemplated personal securities transaction is consistent, and complies, with the fiduciary principles and your fiduciary duty to all Clients and the terms of this Policy.

D.	Blackout Period

1.

General Rule. Approval will not usually be given for any personal transaction by an employee of MSA or NMIMC in a Reportable Security that is proposed to be effected during the three (3) calendar day period after a buy or sell order for a Client’s account is executed or while a Client order is pending for the same or related security (such as securities convertible into the security) (“Blackout Period”). However, pre-clearance may be granted to sell such a security during the Blackout Period provided the security has been disposed of first for all Clients intending to sell such securities.

2.	Exceptions. The Blackout Period shall not apply:

●	To transactions in Client accounts that are effected by a third party adviser (or sub-adviser) of which an Access Person has no knowledge.
●	To transactions in Client accounts that are effected in response to programmed trading designed, for example, to align a Client’s investment portfolio with the performance of a market index.
●	To transactions in approved non-control accounts (See Section IV (F) above)

REMEMBER: Transaction pre-clearance procedures do not check compliance with the 30-Day Profit Rule when considering a trading request. Access Persons are responsible for determining before entering a pre-clearance request that the trade will not result in a profit in contravention of the 30-Day Profit Rule.

VII.	Administration and Recordkeeping

A.	Interpretations, Waivers and Exceptions

The CCO may interpret issues and waive or except compliance with provisions of the Policy if he or she finds that such interpretation, waiver or exception (i) is necessary to alleviate undue hardship, in view of unforeseen circumstances, or is otherwise appropriate under the facts and circumstances; (ii) is consistent with the purposes and objectives of the Policy; (iii) is not likely to adversely affect the interests of any Clients, the Series Fund, MSA or, NMIMC; and (iv) will not result in a transaction or conduct that would violate applicable law, regulations or fiduciary principles. Any waiver, exception or interpretation shall be in writing and shall be maintained with the books and records of the Series Fund, MSA and NMIMC as applicable.

B.	Reporting

No less frequently than annually, a written report must be provided by the CCO to the Series Fund board that (i) describes any issues arising under the Policy since the last report, including but not limited to information about material violations of the Policy and sanctions imposed in response thereto, and (ii) a certification that the Series Fund and MSA have adopted procedures reasonably necessary to prevent Access Persons of the Series Fund and MSA from violating the code.

Reports regarding the operation of the Policy and material violations thereto by Access Persons of NMIMC shall be provided as the NMIMC board may request from time to time.

C.	Approval

The Series Fund board, including a majority of the disinterested directors, shall approve no later than six months of their adoption, any material changes to the Policy. The MSA and NMIMC boards shall review material changes to the Policy at such times and in such manner as they may direct from time to time.

D.	Recordkeeping

The CCO shall ensure that records pertaining to the Policy are maintained pursuant to the requirements of Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act as they relate to the Series Fund, MSA and/or NMIMC.

E.	Confidentiality

All procedures, reports and records monitored, prepared or maintained pursuant to the Policy that contain Access Person personal trading and account information shall be considered confidential and proprietary, and shall be maintained and protected accordingly.

MSA, NMIMC and NM may disclose transaction and account information entered into the PTA System (a) to a regulatory agency having jurisdiction over MSA and/or NMIMC, the Series Fund, or NM; (b) as required by the order of a court, arbitrator, or arbitration panel; (c) to a subsidiary or affiliate of MSA, NMIMC, the Series Fund, or NM with an appropriate business need to know the information to be disclosed; and/or (d) as otherwise permitted or required by law. The third party that owns the PTA System, affiliates of NM that act as an administrator of the PTA System, and the third party that hosts the PTA System may also have access to transaction and account information entered into the PTA System.

Appendix A

Definitions

“Access Person” means the individuals at MSA, NMIMC and Series Fund that fall within the respective definitions under Rule 17j-1 of the 1940 Act and/or Rule 204A-1 of the Advisers Act (the “Rules”). “Access Person” shall also include any other persons who the CCO determines to treat as Access Persons because of their status, the functions they perform or the information they obtain or have access to.

Under Rule 17j-1 and Rule 204A-1, officers and directors of MSA, NMIMC and the Series Fund are presumed to be Access Persons. This presumption may be rebutted with respect to a director or officer by the CCO subject to such procedures as the CCO may determine appropriate. These procedures may include providing notification to such officer or director, requiring periodic certifications as to the officer or director’s access to non-public holdings or transaction information, and monitoring the distribution of non-public information or access to such information by the officer or director.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan, stock purchase plan, investments by payroll deduction and pre-set systematic re-balancing, exchanges, purchases and withdrawals, but does not include transactions that override any such program or non-systematic transactions.

“Beneficial Ownership” has the meaning described in Appendix D.

“Client” has the meaning for MSA and NMIMC as it determines from time to time consistent with the Advisers Act but, in general, means any person for whom MSA or NMIMC provides investment advisory services for compensation.

“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act.

“Exchange Traded Funds (“ETFs”)” shall mean a registered investment company that operates pursuant to an order from the SEC exempting it from certain provisions of the Investment Company Act so that the ETF may issue securities that trade in a secondary market. ETFs include those organized as open-end investment companies and those organized as unit investment trusts.

“High Quality Short-Term Debt Instrument” shall mean any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

“Immediate Family” generally means any relative by blood or marriage living in the individual’s household, any domestic partner or other minor child residing in his/her household and, whether or not living in the individual’s household, any other relative with respect to whose investments the individual has influence or control.

“Independent Director” collectively means Independent MSA directors, Independent NMIMC Directors and Independent Series Fund Directors that are not officers or employees of MSA, NMIMC or the Series Fund, or officers, directors or employees of any affiliated person of MSA, NMIMC or the Series Fund.

“Independent MSA Director” means MSA directors that are not officers or employees of MSA or officers, directors or employees of any affiliated person of MSA.

“Independent NMIMC Director” means NMIMC directors that are not officers or employees of NMIMC or officers, directors or employees of any affiliated person of NMIMC.

“Independent Series Fund Director” means a member of the Board of Directors of the Series Fund who is not an “interested person” as defined in Section 2(a) (19) of the 1940 Act.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, where the issuer, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934. This term does not include secondary public offerings.

“Limited Offering” means an offering exempt from registration under specific private offering and investor exemptions provided in the Securities Act of 1933. Such investments are commonly referred to as private placements.

“Off-Shore Contractor” means those individuals deemed to be Access Persons who have contracted with NM or MSA and whose employer is located in a country outside the United States and whose regular functions do not involve providing investment advice on behalf of MSA. In order to rely on the exceptions available to Off- Shore Contractors, the employer of the Access Person must be located outside the United States, the Access Person’s brokerage accounts must be with firms outside the United States, the Access Person’s investments must be in securities traded on exchanges outside the United States and the Access Person’s regular functions may not involve providing investment advice on behalf of MSA.

“PTA System” means the FIS Protogent Personal Trading Assistant system pursuant to which certifications, holdings, transactions and pre-clearance requests are submitted.

“Reportable Fund” means any registered investment company under the 1940 Act (other than a money market fund) for which MSA serves as investment adviser or sub-adviser or whose investment adviser or principal underwriter Controls MSA, is Controlled by MSA or is under common Control with MSA. Currently, the Series Fund is the only investment company that is considered a Reportable Fund.

“Reportable Securities” means the securities described in Section II (A).

Appendix B

Summary of Applicability of Certain Provisions of the Policy

	Independent Directors – MSA and NMIMC	Independent Directors – Series Fund	Off-Shore Contractors	All Other Access Persons

Reporting Requirements

Acknowledgement of Receipt and Compliance with the Policy	X	X	X	X

Brokerage/Futures Accounts	X	N/A	X	X

Holdings Reports	X	N/A	X	X

Transaction Reports	X	N/A*	X	X

Pre-Clearance Requirements

IPOs	X	N/A	X	X

Limited Offerings	X	N/A	X	X

All Other Reportable Securities	N/A	N/A	N/A	X

Prohibited/Limited Transactions

IPOs	Pre-clear	No Pre-clear	Pre-clear	Pre-Clear

Limited Offerings	Pre-Clear	No Pre-clear	Pre-clear	Pre-Clear

Front-Running	X	X	X	X

Scalping	X	X	X	X

Blackout Periods	X	X	X	X

Limit Orders	X	N/A	N/A	X

Excessive Trading Activity	X	N/A	X	X

30-Day Profit Rule	N/A	N/A	N/A	X

Derivative Transactions	N/A	N/A	N/A	X

Insider Trading	X	X	X	X

Hedge Funds, Investment Clubs and Partnerships	N/A	N/A	X	X

*Unless he or she knew or, in the ordinary course of fulfilling his/her official duties as the Series Fund director should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, the Series Fund purchased or sold the Reportable Security, or the Series Fund or its investment advisor considered purchasing or selling the Reportable Security.

Appendix C

Quick Guide to Reporting Personal Securities Transactions

	Pre-Clearance Approval Necessary	Reportable	Non- Reportable
Funds
Open-End – ’40 Act Funds (Non-affiliated)			X
Open-End – ’40 Act Funds (Affiliated) (the Series Funds)		X
Off-Shore Funds		X
Money Markets (Non-affiliated)			X
Closed-End Mutual Funds	X	X
ETFs		X
Hedge Funds	X	X
UITs – which invest exclusively in non-reportable open-end funds			X
Investment Vehicles investing in cryptocurrencies	X	X

Equity Securities
Stock (regardless of market cap)	X	X
Preferred Stock	X	X
REITs	X	X
Automatic Investment Plans (including DRIPs)			X
IPOs	X	X
Limited Offerings	X	X
Employer Stock Option Plans (purchases)		X
Employer Stock Option Plans (sales)	X	X

Fixed Income Securities
Direct Obligations of the U.S. Government			X
Corporate Bonds	X	X
Bankers’ Acceptances, CDs, Commercial Paper, High-Quality Short-Term Debt (matures <365 days), Repos			X
Municipal Securities		X
Structured Products (ABS, MBS, CMBS)	X	X

Rights / Warrants
Acquired through Corporate Actions		X
Exercise: If the security was distributed to all outstanding shareholders		X
Purchases or voluntary participation	X	X
Exercise: If the security was purchased	X	X

Derivatives
Options on equities	X	X
Options on Indices, ETFs, Treasuries, Commodities, Cryptocurrencies and Futures (except as provided below)		X
Futures on Treasuries			X
Securities Futures	X	X
Futures on Indices (broad-based – 30 securities or more)			X
Futures on Commodities or Currencies			X
Futures/Forwards on Currencies			X

Other
Currency Futures/Currency Accounts (in which no reportable securities are traded)			X
Currencies (including direct investments in cryptocurrencies)			X
Initial Coin Offerings	X	X
Investment Clubs	X	X
Partnerships	X	X
Tender Offer – if the tender was for all outstanding shares		X
Tender Offer – if the tender was for less than all outstanding shares	X	X
Charitable Donations of Securities		X
Variable Products (including NM variable annuities and variable life policies)		X

Appendix D

Beneficial Ownership Summary

I.	General

A person has Beneficial Ownership7 if he or she, directly or indirectly, through any contract, arrangement, understanding, or relationship has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction or security. Examples include:

•	Securities held by members of an Access Person’s Immediate Family sharing the same household, though this presumption may be rebutted based on the facts and circumstances as determined by the CCO;
•	Interests in securities held in trust, which may include trustees with investment control and in some instances trust beneficiaries;
•	Exercise, conversion or dividend rights; and
•	A general partner’s proportionate interest in portfolio securities held by a general or limited partnership.

In addition to Beneficial Ownership based on a direct or indirect financial interest and/or the ability to benefit from the gains or income from an account or security, Beneficial Ownership may also arise with respect to an account or security of any person or entity with respect to which you have control.

An Access Person shall not be deemed to have Beneficial Ownership in portfolio securities held by a corporation or similar entity in which he or she owns securities if he or she is not a controlling shareholder and he or she does not have or share in investment control over the portfolio. If the corporation is simply a medium in which you and family members or others invest or trade in securities and has no other substantial business, then you may have Beneficial Ownership in the securities held by the entity.

II.	Common Situations

The following are some common situations you might encounter when considering whether you have Beneficial Ownership. These are intended to provide you with a better understanding of what constitutes or might constitute Beneficial Ownership. Of course, if you have any question about whether a particular situation would be considered Beneficial Ownership, even if discussed below, you should contact the Compliance Team and discuss the facts and circumstances and the Compliance Team will provide instructions on how to proceed.

Accounts of Immediate Family Members Sharing the Same Household, Domestic Partners and Roommates

•	Securities held by a spouse: you are a beneficial owner of the spouse’s accounts and securities in most cases.
•	You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: you are a beneficial owner of the child’s accounts and securities.
•	You share a household with one or both parents and you do not provide financial support to the parent: you are not a beneficial owner of the parents’ accounts and securities.

7 “Beneficial Ownership” shall have the same meaning as under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of that Act, except that the determination of direct or indirect Beneficial Ownership shall apply to all Reportable Securities which an Access Person has or acquires.

•	You have a child whom you claim as a dependent for tax purposes who lives elsewhere: you likely are a beneficial owner of the child’s accounts and securities.
•	You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: you are a beneficial owner of the domestic partner’s accounts and securities.
•

Accounts or securities held in the name of another person where you obtain from such securities benefits substantially similar to those of ownership, or you control or direct the investments of those securities: you are the beneficial owner of those securities.

•	You have a roommate: generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.

Trusts8

•	You are a trustee for an account and you or a family member is a beneficiary: you are a beneficial owner of the account.
•	You are a trustee for an account whose beneficiaries are not Immediate Family members: Beneficial Ownership is determined on a case-by-case basis.
•	You are a beneficiary of the account and can make investment decisions without consulting a trustee: you are a beneficial owner of the account.
•	You are a beneficiary of the account but have no investment control: you are a beneficial owner as of the date the trust is distributed, but not before.
•	You are the settlor of a revocable trust: you are a beneficial owner of the account.
•	Your spouse or domestic partner is a trustee and a beneficiary: Beneficial Ownership is determined on a case-by-case basis.

Investment Powers over an Account

•	You have power of attorney over an account: you are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but likely not before.
•

You have investment discretion over an account that holds, or could hold, Reportable Securities: you are a beneficial owner of the account, regardless of the location, account type, or the registered owner(s).

•	You are serving in a role that allows or requires you to delegate investment discretion to an independent third party.

Pension or Retirement Plan Accounts and Securities

•

Participation in a pension or retirement plan is considered Beneficial Ownership of the portfolio securities if you can withdraw and trade the securities without withdrawing from the plan or you can direct the trading of the securities within the plan.

8 A blind trust exemption from the preclearance and reporting requirements of the Policy may be requested if you or members of your Immediate Family do not have authority to advise or direct securities transactions of the trust. Contact the Compliance Team for more information.

Appendix E

Approved Broker List as of 01/01/2020

Approved Brokers
Ameritrade	RW Baird	Smith Barney	E-Trade	Fidelity
Vanguard	Interactive Brokers	Merrill Lynch	Morgan Stanley
NMIS	Schwab	Scottrade	Wells Fargo/Wachovia